Exhibit 99.1

B2Digital’s B2 Fighting Series Heads to Bowling Green for Two Huge Nights of Live MMA Action

Company Prepares for 27 Fights, Three Championship Bouts, Multiple Potential Future UFC Stars in the Cage, and No Crowd Capacity Caps

TAMPA, FL, July 22, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series (“B2FS”) is primed and ready to roll into the Sloan Convention Center in Bowling Green, Kentucky, for back-to-back nights of hard-hitting live MMA action this weekend.

What: B2 Fighting Series 127 & 128, Amateur and Professional LIVE MMA
Where: Sloan Convention Center, Bowling Green, Kentucky
When: Friday & Saturday, July 23 & 24. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

In-person tickets for the event have nearly sold out, but interested fans can stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented, “This weekend, we head back to Bowling Green for back-to-back nights of brutal MMA action. On Friday night, we have another USA vs Canada main event as champion Chance Beck looks to stay undefeated as a pro and move one step closer to the bright lights of the UFC. In his way is Adam Assenza, one of the top lightweight pros in Canada, who hopes to board his flight home with a shiny new belt and a four-fight win streak. The winner of this fight could be in the Big Show sooner than later. Friday will also showcase the return of The Ultimate Fighter alumni, Prince McLean. Saturday night’s action will feature the pro-170-lb title on the line as champ Cameron VanCamp looks for his 4th win in a row and Virginia’s very tough Kenny Gaudreau looks to upset the apple cart.”

Between the two nights, B2FS 127 and B2FS 128 represent 27 professional and amateur MMA bouts – 25 male matchups and 2 female matchups. The B2FS Lightweight Championship, B2FS Welterweight Championship, and B2FS Bantamweight Championship belts are all on the line. Many of the most prominent and successful MMA fight teams in North America will be represented at the events.

This two-night event represents two opportunities for the Company to continue benefit from increasing average revenues per event and the absence of crowd capacity limitations due to the virus. Last weekend’s event in Kokomo, Indiana, was the first post-pandemic event without crowd capacity limitations, which resulted in a new B2 Fighting Series record in terms of total event-related revenues.

“We couldn’t be more excited about a weekend!” commented Greg P. Bell, CEO of B2Digital. “There’s something magical about the Sloan Convention Center and the Bowling Green fight scene. The fighters bring out their best every time. And this time, we have some of the best fight teams on the continent in attendance and multiple potential future UFC stars stepping into the cage. This is also going to be a great weekend from a shareholder value standpoint, as we continue to see ramping revenue growth. And we are seeing this from both our Live Event and our Training Facility segments, where we are off to a tremendous start to the quarter, and I look forward to discussing those trends in more detail very soon.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com